Exhibit 99.1

NEWS RELEASE

Company Contact:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
FOR IMMEDIATE RELEASE	DRG&E : 713-529-6600
lelliott@drg-e.com/ apearson@drg-e.com

GASTAR EXPLORATION IS ADDED
 TO THE RUSSELL 2000 INDEX

HOUSTON, June 28, 2010 - Gastar Exploration Ltd. (NYSE AMEX: GST) announced today that it has become a member of The Russell 2000 Index, which was reconstituted effective at market close on Friday, June 25th.  In order to maintain indexes that are representative of global equity markets, Russell annually rebalances the entire Russell family of indexes.

The Russell 2000 Index is a subset of the Russell 3000 Index, which through annual reconstitution captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. As a broad market index, the Russell 3000 represents approximately 98 percent of the U.S. stock market and the vast majority of traded securities. The Russell 2000 is comprised of the 2,000 smallest companies in the index and is a constructed to provide a comprehensive and unbiased small-cap barometer. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies.  Investment managers who oversee these funds purchase shares of member stocks according to that company’s weighting in the particular index.

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America.  The Company pursues a strategy combining deep natural gas exploration and development with lower risk CBM and shale resource development.  The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania.  Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming.  For more information, visit our web site at www.gastar.com.

The NYSE Amex has not reviewed and does not accept responsibility for the adequacy of this release.
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